Exhibit 1

riot platforms, inc.
REPORTS BENEFICIAL OWNERSHIP OF 10% IN BITFARMS LTD.

CASTLE ROCK, CO, MAY 28, 2024 – Riot Platforms, Inc. (“Riot”) issues this press release pursuant to Part 3 of Canadian National Instrument 62-103 – The Early Warning System and Related Take-Over Bid and Insider Reporting Issues and Part 5 of Canadian National Instrument 62-104 – Take-Over Bids and Issuer Bids in respect of Bitfarms Ltd. (the “Company”).

Riot announces that on May 28, 2024 it acquired ownership of 3,002,350 common shares (the “Purchased Shares”) of the Company representing approximately 0.75% of the issued and outstanding Common Shares (the “Common Shares”) of the Company.

The Purchased Shares were acquired through normal course purchases on the Nasdaq Stock Market and other open market trades for a weighted average price of approximately US$2.19 per Purchased Share (equivalent to approximately C$2.99 per Purchased Share based on the daily exchange rate posted by the Bank of Canada on May 28, 2024 (the “Exchange Rate”)) at a price range per Purchased Share of US$2.14 to US$2.23 (equivalent to approximately C$2.92 to C$3.04 based on the Exchange Rate) for an aggregate amount equal to US$6,572,744.62 (equivalent to approximately C$8,963,909.11 based on the Exchange Rate).

Immediately prior to the acquisition of Common Shares giving rise to the issuance of this press release, Riot beneficially owned 36,856,350 Common Shares, representing approximately 9.25% of the issued and outstanding Common Shares. Following completion of the aforementioned acquisition, Riot beneficially owned 39,858,700 Common Shares, representing approximately 10.00% of the issued and outstanding Common Shares as at the date hereof.

The purchase of the securities giving rise to the issuance of this press release followed Riot’s attempt to engage with the board of directors of the Company (the “Board”) regarding a non-binding proposal to acquire all of the outstanding Common Shares of the Company. In particular, on April 22, 2024, Riot sent a letter to the Board that set out Riot’s non-binding proposal to acquire all of the outstanding Common Shares of the Company (the “Proposal”) for consideration of US$2.30 per Common Share, to be paid with a combination of cash and shares of Riot’s common stock (the “Purchase Price”).

On May 28, 2024, Riot sent another letter to the Board reiterating the Proposal at the Purchase Price and advising the Board that Riot had acquired approximately 9.25% of the Common Shares. The letter indicated that Riot currently intends to requisition a special meeting of the Company’s shareholders, at which Riot intends to nominate several well-qualified and independent directors to join the Company’s Board.

On May 28, 2024, Riot issued a press release publicly announcing the Proposal and that Riot had acquired approximately 9.25% of the Common Shares.

Neither the Proposal, nor this press release is meant to be, nor should be construed as, an offer (or an intention to make an offer) to buy or the solicitation of an offer to sell any of the Company’s securities.

Riot intends to review its investment in the Company on a continuing basis and depending upon various factors, including without limitation, the Board’s response, if any, to the Proposal and any discussion between Riot and the Board relating thereto, the Company’s financial position and strategic direction, overall market conditions, other investment opportunities available to Riot, and the availability of securities of the Company at prices that would make the purchase or sale of such securities desirable, Riot may: (i) increase or decrease its position in the Company through, among other things, the purchase or sale of securities of the Company, including through transactions involving the Common Shares and/or other equity, debt, notes, other securities, or derivative or other instruments that are based upon or relate to the value of securities of the Company in the open market or otherwise; (ii) enter into transactions that increase or hedge its economic exposure to the Common Shares without affecting its beneficial ownership of the Common Shares; or (iii) consider or propose one or more of the actions described in subparagraphs (a) – (k) of Item 5 of Riot’s Early Warning Report filed in accordance with applicable Canadian securities laws.

If the proposed transaction contemplated by the Proposal is consummated, it would result in, among other things, (i) the acquisition by Riot of additional securities of the Company, (ii) a change of control of the Company, (iii) a change in the board of directors or management of the Company, (iv) the de-listing of the Common Shares from the Toronto Stock Exchange and the Nasdaq Stock Market, (v) the de-registration of the Common Shares under the U.S. Securities Exchange Act of 1934, as amended, and (vi) the Company ceasing to be a reporting issuer under Canadian securities legislation.

Riot will file the Early Warning Report in accordance with applicable securities laws, which will be available under the Company’s profile at www.sedarplus.ca. The head office of the Company is 110 Yonge Street, Suite 1601 Toronto, Ontario M5C 1T4. The address of Riot is 3855 Ambrosia Street, Suite 301, Castle Rock, CO 80109.

For More Information

For further information and to obtain a copy of the Early Warning Report, please see the Company’s profile on the SEDAR+ website (www.sedarplus.ca) or contact Phil McPherson, Vice President, Capital Markets & Investor Relations, at (303) 794-2000 ext. 110.

About Riot Platforms, Inc.

Riot’s (NASDAQ: RIOT) vision is to be the world’s leading Bitcoin-driven infrastructure platform. Our mission is to positively impact the sectors, networks, and communities that we touch. We believe that the combination of an innovative spirit and strong community partnership allows the Company to achieve best-in-class execution and create successful outcomes.

Riot, a Nevada corporation, is a Bitcoin mining and digital infrastructure company focused on a vertically integrated strategy. Riot has Bitcoin mining operations in central Texas and electrical switchgear engineering and fabrication operations in Denver, Colorado.

For more information, visit www.riotplatforms.com.

Non-Binding Proposal

Riot cautions Riot shareholders, Company shareholders and others considering trading in Riot securities or Company securities that the Proposal referred to in this press release is non-binding, does not constitute and should not be construed as an offer or intention to make an offer directly to Company shareholders, and there can be no assurance that any definitive offer will be made by Riot, that the Company will accept any offer made by Riot, that any agreement will be entered into by Riot and the Company or that the Proposal or any other transaction will be approved or consummated. Riot does not undertake any obligation to provide any updates with respect to the proposed transaction, except as required by applicable law.

Cautionary Note Regarding Forward Looking Statements

Statements contained herein that are not historical facts constitute “forward-looking statements” and “forward-looking information” (together, “forward-looking statements”) within the meaning of applicable U.S. and Canadian securities laws that reflect management’s current expectations, assumptions, and estimates of future events, performance and economic conditions. Such forward-looking statements rely on the safe harbor provisions of Section 27A of the U.S. Securities Act of 1933 and Section 21E of the U.S. Securities Exchange Act of 1934 and the safe harbor provisions of applicable Canadian securities laws. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words and phrases such as “anticipate,” “believe,” “combined company,” “create,” “drive,” “expect,” “forecast,” “future,” “growth,” “intend,” “hope,” “opportunity,” “plan,” “potential,” “proposal,” “synergies,” “unlock,” “upside,” “will,” “would,” and similar words and phrases are intended to identify forward-looking statements. These forward-looking statements may include, but are not limited to, statements concerning: uncertainties as to whether any definitive offer will be made by Riot or the Company will accept any offer made by Riot; whether the Company will enter into discussions with Riot regarding the proposed combination of Riot and the Company; the outcome of any such discussions, including the possibility that the terms of any such combination will be materially different from those described herein; the conditions to the completion of any combination, including the receipt of Company shareholder approval and the receipt of all required regulatory approvals; the future performance, results of operations, liquidity and financial position of each of Riot, the Company and the company resulting from the combination of Riot and the Company; the possibility that the combined company may be unable to achieve expected synergies and operating efficiencies within the expected timeframes or at all; the integration of the Company’s operations with those of Riot and the possibility that such integration may be more difficult, time-consuming and costly than expected or that operating costs and business disruption may be greater than expected in connection with the proposed transaction. Such forward-looking statements are not guarantees of future performance or actual results, and readers should not place undue reliance on any forward-looking statement as actual results may differ materially and adversely from forward-looking statements. Detailed information regarding the factors identified by the management of Riot, which they believe may cause actual results to differ materially from those expressed or implied by such forward-looking statements in this press release, may be found in Riot’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including the risks, uncertainties and other factors discussed under the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” of Riot’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on February 23, 2024, and the other filings Riot has made or will make with the SEC after such date, copies of which may be obtained from the SEC’s website at www.sec.gov. All forward-looking statements contained herein are made only as of the date hereof, and Riot disclaims any intention or obligation to update or revise any such forward-looking statements to reflect events or circumstances that subsequently occur, or of which Riot hereafter becomes aware, except as required by applicable law.

No Offer or Solicitation

This press release is for informational purposes only and is not intended to and does not constitute an offer to sell or the solicitation of an offer, or an intention to offer, to subscribe for or buy or an invitation to purchase or subscribe for any securities, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. Such an offer to purchase securities would only be made pursuant to a registration statement, prospectus, tender offer, takeover bid circular, management information circular or other regulatory filing filed by Riot with the SEC and available at www.sec.gov or filed with applicable Canadian securities regulatory authorities on SEDAR+ and available at www.sedarplus.ca. This press release is not intended to, and does not, solicit a proxy from any shareholder of the Company. Such a solicitation of proxies would only be made pursuant to a proxy circular filed with applicable Canadian securities regulatory authorities on SEDAR+ and available at www.sedarplus.ca or pursuant to an exemption from the proxy solicitation rules under applicable Canadian securities law.

Important Information for Investors

This press release relates to a proposal that Riot has made for a business combination transaction with the Company. In furtherance of this proposal and subject to future developments, Riot (and, if applicable, the Company) may file one or more registration statements, prospectuses, management information circulars, proxy statements, proxy circulars, tender offers, takeover bid circulars or other documents with the SEC and applicable Canadian securities regulatory authorities. This press release is not a substitute for any registration statement, prospectus, management information circular, proxy statement, proxy circular, tender offer, takeover bid circular or other document (collectively, “Regulatory Filings”) Riot and/or the Company may file with the SEC and/or applicable Canadian securities regulatory authorities in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF RIOT AND THE COMPANY ARE URGED TO READ EACH REGULATORY FILING WHEN AND IF FILED BY RIOT AND/OR THE COMPANY WITH THE SEC AND/OR APPLICABLE CANADIAN SECURITIES REGULATORY AUTHORITIES CAREFULLY IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT RIOT, THE COMPANY, THE PROPOSED TRANSACTION AND RELATED MATTERS. Any proxy circular, takeover bid circular, management information circular, prospectus or other applicable Regulatory Filing (if and when filed) will be mailed to shareholders of the Company (if and when required to be mailed by applicable law). Investors and security holders will be able to obtain free copies of Regulatory Filings (if and when available) and other documents filed by Riot with the SEC and available at www.sec.gov, and on the “Investor Relations” page of Riot’s corporate website, www.Riotplatforms.com. Investors and security holders will be able to obtain free copies of any documents filed with applicable Canadian securities regulatory authorities by Riot on SEDAR+ at www.sedarplus.ca, and on the “Investor Relations” page of Riot’s corporate website, www.Riotplatforms.com.

This press release is neither a solicitation of a proxy nor a substitute for any proxy statement or other filings that may be made with the SEC or Canadian securities regulatory authorities. Nonetheless, Riot and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. You can find information about Riot’s executive officers and directors in Riot’s Annual Report on Form 10-K for the year ended December 31, 2023. Additional information regarding the interests of such potential participants will be included in one or more Regulatory Filings filed with the SEC and Canadian securities regulatory authorities if and when they become available. These documents (if and when available) may be obtained free of charge from the SEC’s website at www.sec.gov, on SEDAR+ at www.sedarplus.ca and by visiting the “Investor Relations” page of Riot’s corporate website, www.Riotplatforms.com.

Contacts

Investor Contacts:
Phil McPherson
303-794-2000 ext. 110
IR@Riot.Inc

Okapi Partners

Bruce Goldfarb / Chuck Garske, (877) 285-5990

info@okapipartners.com

Media Contact:

Longacre Square Partners

Joe Germani / Dan Zacchei

jgermani@longacresquare.com / dzacchei@longacresquare.com